SPARK ENERGY, INC. CLOSES ON ACQUISITION AND RAISES 2017 ADJUSTED EBITDA GUIDANCE TO $110.0MM - $120.0MM
HOUSTON, Apr. 3, 2017 (GLOBE NEWSWIRE) -- Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation (“Spark” or the “Company”), announced today that it has closed on the previously announced acquisition of 19,000 RCEs from National Gas & Electric, LLC ("NG&E") and has exercised an option to acquire an additional 41,000 RCEs from a third party in connection with this acquisition. These acquisitions will add the state of Delaware, along with one new utility territory to Spark’s existing footprint. The transaction was reviewed and approved by a special committee of the Board of Directors consisting solely of independent directors.
In addition, the Company has raised its 2017 Adjusted EBITDA guidance to $110.0 million – $120.0 million for the year ended December 31, 2017. This new guidance represents more than a 20% increase on the midpoint of Spark’s initial 2017 Adjusted EBITDA guidance of $90.0 million – $100.0 million.
“We are having a very strong start to the year both in terms of RCE count and gross margin,” said Nathan Kroeker, Spark Energy’s President and Chief Executive Officer. “With better than anticipated performance and synergies on our recent acquisitions, and the continued execution of our growth plan, we believe our first quarter results and our performance for the remainder of 2017 will significantly exceed previous expectations. These positive first quarter results, together with the additional 60,000 RCEs we are acquiring in the transactions announced today, support an updated 2017 estimated Adjusted EBITDA guidance range of $110.0 million to $120.0 million.
"In addition, with our recently closed preferred offering, including the exercise of the underwriters' overallotment option, we believe that we are well positioned to continue our growth and finance additional M&A activity without the need for us to access the common equity markets."
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 19 states and serves 91 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
Cautionary Note Regarding Forward-Looking Statements
This press release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. However, a variety of factors could cause actual results to differ materially from those projected in the forward-looking statements, including (i) restrictions in our debt agreements and collateral requirements, (ii) our ability to borrow funds and access credit markets, (iii) our level of indebtedness, (iv) our ability to successfully and efficiently integrate acquisitions into our operations, (iv) federal, state and local regulation, including the industry's ability to prevail on its challenge to the New York Public Service Commission's orders enacting new regulations that seek to impose significant new restrictions on retail energy providers operating in New York, (v) other business risks affecting our liquidity and results of operations. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Spark’s Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Q’s filed with the SEC. While Spark makes these statements and projections in good faith, neither Spark nor its management or affiliates can guarantee that anticipated future results will be achieved. Spark assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Spark, whether as a result of new information, future events, or otherwise.
The Adjusted EBITDA guidance for 2017 is an estimate as of April 3, 2017. This estimate is based on assumptions believed to be reasonable as of that date. All forward-looking statements speak only as of the date of this release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Reconciliation of Spark’s estimate of Adjusted EBITDA for the year ended December 31, 2017 to the relevant GAAP line items is not being provided as Spark is not providing 2017 guidance for net income (loss), net cash provided by operating activities, or the reconciling items between these GAAP financial measures and Adjusted EBITDA. Spark does not provide guidance for such items because is not possible to forecast the future non-cash impacts of net gains and losses on derivative instruments and non-cash compensation expense attributable to grants of equity under our Long Term Incentive Plan. Additionally, it is not possible to forecast our provision for income taxes due to the potential for change in our non-controlling interests’ ownership percentage, given the nature of our Up-C structure. Accordingly, a reconciliation to net income (loss) or net cash provided by operating activities is not available without unreasonable effort.
Contact: Spark Energy, Inc.
Investors:
Robert Lane, 832-200-3727
Media:
Eric Melchor, 281-833-4151